EXHIBIT 11.1


                        APRIA HEALTHCARE GROUP INC.

                     COMPUTATION OF EARNINGS PER SHARE

                                                      Three Months Ended
                                                          March 31,
                                                     -------------------
                                                     1996           1995
                                                     ----           ----
                                                    (In thousands, except
                                                       per share data)
Net income for primary earnings per share           $20,326        $15,792
                                                    =======        =======
Interest on convertible debentures,
 net of tax effect                                        -            350
Amortization of registration costs incurred
  in the issuance of convertible debentures,
  net of tax effect                                       -             54
                                                    -------        -------
Adjusted net income for fully diluted
  earnings per share                                $20,326        $16,196
                                                    =======        =======

Weighted average shares outstanding                  50,168         43,574
Incremental shares - reserved for acquisitions            -            691
Incremental shares - stock options                    1,829          2,145
                                                    -------        -------

Primary shares                                       51,997         46,410
Incremental shares - stock options                      224            389
Assumed conversion of convertible debentures              -          4,143
                                                    -------        -------

Fully diluted shares                                 52,221         50,942
                                                    =======        =======

Primary earnings per share:
  Net income                                        $  0.39        $  0.34
                                                    =======        =======

Fully diluted earnings per share:
  Net income                                        $  0.39        $  0.32
                                                    =======        =======